Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PRICING OF

PRIVATE OFFERING OF SENIOR NOTES

NEW YORK, NY, November 18, 2014 – Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”) today announced that it has priced its previously announced offering of senior notes, which will be issued in two series: (i) a series of 7.000% senior notes due 2019 in an aggregate principal amount of $250,000,000 (the “2019 Notes”), and (ii) a series of 7.750% senior notes due 2022 in an aggregate principal amount of $400,000,000 (the “2022 Notes” and, together with the 2019 Notes, the “Notes”). The Notes will be offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The 2019 Notes will be issued at a price of 100% of their principal amount and the 2022 Notes will be issued at a price of 100% of their principal amount. The net proceeds of this issuance, together with cash on hand and borrowings under the Company’s revolving credit facilities, will be used to refinance the Company’s currently outstanding 9.500% Senior Notes due 2017 and two loan facilities related to its Stendal mill. The offering of the Notes is scheduled to close on or around November 26, 2014, subject to the satisfaction of customary closing conditions.

The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global pulp manufacturing company.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. In particular, statements about our plans or intentions regarding the consummation of the issuance of the Notes and the intended use or proceeds are forward looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our reports filed with the Securities and Exchange Commission.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi, CPA, CA

Executive Vice-President &

Chief Financial Officer

(604) 684-1099